FOR IMMEDIATE RELEASE

Editorial Contacts:

Heidi Gilmore	Erica Burns
Segue Software, Inc.	PAN Communications
hgilmore@segue.com	segue@pancomm.com
+1.781.402.5873	+1.978.474.1900

SEGUE SOFTWARE REPORTS SOLID GROWTH AND RECORD
PROFITS FOR 2004

Company Provides Future Strategy and Outlook

LEXINGTON, MASS. — February 9, 2005 — Segue Software, Inc. (NASDAQ -SCM: SEGU), a leader in software quality optimization, today announced that net revenues for the fourth quarter ended December 31, 2004, totaled $8.5 million, an increase of 12% over the $7.6 million reported in the fourth quarter of 2003. Software license revenues increased 17% over the same period to $3.7 million. Fourth quarter net income applicable to common shares rose to $459,000, or $0.04 per diluted share, as compared to a year-earlier loss of $800,000, or $0.09 per diluted share.

For the year ended December 31, 2004, the Company recorded net revenues of $33.0 million, up 13% from 2003, and software license revenues of $14.6 million, up 16% from 2003. Net income applicable to common shares for 2004 totaled $1.7 million, or $0.15 per diluted share, compared to a net loss of $1.6 million, or a loss of $0.17 per diluted share, for 2003. Segue ended 2004 with a strong cash position with more than $11.0 million, up from $7.5 million at the beginning of the year, deferred revenues of $10.5 million, up from $9.0 million a year ago, and no long-term debt.

“Throughout 2004, we worked to successfully turn the Company around by focusing on our three strategic priorities: profitable revenue growth, market-driven product innovations and a focus on selective partnerships and alliances. The energy with which we pursued these priorities over the past 12 months has resulted in the revenue growth and record profitability we are reporting today. We enter 2005 with a stronger, more focused organization,” said Joseph Krivickas, president and chief executive officer.

“As we look ahead,” continued Mr. Krivickas, “we have a clear and compelling vision for Segue’s future. This vision, Software Quality Optimization, or SQO, calls for an advanced approach to software quality that integrates people, processes and technologies across the entire software application life cycle to maximize application quality and performance. We have developed operating strategies and a product roadmap that will help us in our pursuit of making this vision a reality. The groundwork laid in 2004 to strengthen and reposition the Company should enable us to gain market share in the high end of the Automated Software Quality (ASQ) market.

“By continuing to focus on the strategic priorities which were responsible for our success in 2004, we believe Segue can generate annual revenues of $50 — $60 million and net income before taxes in the range of $5 — $9 million within the next two to three years,” stated Mr. Krivickas. “The path to achieving this goal, however, will not be a straight line. During 2005, we will invest aggressively in both research and development and sales and marketing initiatives to launch products and solutions, building on our SilkCentral platform, which will be critical in our drive for incremental sources of revenue. Therefore, while we expect net revenues to increase in 2005, we are targeting 2006 and 2007 to realize the growth that will enable us to reach our long-term objectives. Following upon our successful return to profitability in 2004, our goal is to remain profitable for 2005, in spite of the increased levels of investment.”

During the fourth quarter of 2004, the Company signed a strategically important OEM agreement whereby Segue will provide its software to be embedded in this OEM’s software products. While not immediately significant from a revenue standpoint, this agreement will serve as a model for other OEM relationships that Segue continues to pursue and is an excellent example of the Company’s strategic priority to focus on selective partnerships.

Continued progress was made throughout 2004 in the product development area, as Segue worked to build its SilkCentral platform for software quality optimization. With significant contributions from its Customer Advisory Council, a group of top software quality executives from some of the most prestigious enterprises in the country, the Company’s product roadmap for 2005 is a direct reflection of customer input.

Conference Call and Webcast

As previously announced, the Company will hold a conference call today at 4:30 p.m. EST to discuss these financial results and its outlook. Participants should dial 1-800-247-9979 or internationally, 1-973-409-9254. The call can also be accessed via Webcast on Segue’s Web site at http://www.segue.com on the “About Segue/Investor Relations” page. The Internet broadcast will be available live and an archived replay will be available for one year.

About Segue Software

Segue Software, Inc. (NASDAQ-SCM: SEGU) is a global expert in delivering solutions to define, measure, manage and maintain software quality throughout the entire software application lifecycle. Segue’s Software Quality Optimization (SQO) solutions help companies reduce business risk, ensure the deployment of high quality software and increase return on investment. Leading businesses around the world, including many of the Fortune 500, rely on Segue’s innovative Silk family of products to protect their business service levels, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at +1-781-402-1000 or http://www.segue.com.

This press release may contain forward-looking statements, such as our long- term revenue goal and our financial projections for 2005. Forward-looking statements are statements that contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “can”, “estimates”, “believe”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future. The Company notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, the ability of the Company to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; the ability of the Company to close large enterprise orders; the Company’s transition to a new management team; the timing and success of introductions of our new products; continued growth in license revenue; new products and announcements from other companies; the Company’s continued access to capital; and changes in technology and industry standards. Additional information on the factors that could affect the Company’s business and financial results is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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Segue and SilkPerformer are registered trademarks of Segue Software, Inc.

Financial Tables Follow

Segue Software, Inc.
Consolidated Condensed Balance Sheets
(In thousands, except per share data)
(Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$11,028	$7,495
Accounts receivable, net of allowances of $281 and $268, respectively	6,421	5,607
Other current assets	1,013	1,021

Total current assets	18,462	14,123
Property and equipment, net	749	1,069
Goodwill, net	1,506	1,506
Other assets	604	939

Total assets	$21,321	$17,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$564	$1,004
Accrued compensation and benefits	1,602	1,931
Accrued lease obligations on excess space	1,059	1,554
Accrued expenses	1,134	851
Deferred revenue	10,524	9,015

Total current liabilities	14,883	14,355
Stockholders’ equity:
Preferred stock, par value $.01 per share; 9,000 shares authorized; 921 and 819 shares of Series B and 570 and 508 shares of Series C preferred stock issued and outstanding, respectively	4,726	3,884
Common stock, par value $.01 per share; 30,000 shares authorized; 10,195 and 9,926 shares issued, respectively	102	100
Additional paid-in capital	57,959	58,160
Cumulative translation adjustment	429	309
Unearned Compensation	(47)	—
Accumulated deficit	(56,131)	(58,571)

	7,038	3,882
Less treasury stock, at cost, 145 shares	(600)	(600)

Total stockholders’ equity	6,438	3,282

Total liabilities and stockholders’ equity	$21,321	$17,637

Segue Software, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue:
Software	$3,706	$3,161	$14,644	$12,677
Services	4,857	4,432	18,516	16,713

Gross revenue	8,563	7,593	33,160	29,390
Less vendor consideration to a customer	(50)	(25)	(154)	(161)

Net revenue	8,513	7,568	33,006	29,229

Cost of revenue:
Cost of software	93	101	352	385
Cost of services	1,124	1,228	4,947	5,012

Total cost of revenue	1,217	1,329	5,299	5,397

Gross margin	7,296	6,239	27,707	23,832

Operating expenses:
Sales and marketing	3,580	3,514	14,019	14,078
Research and development	1,775	1,545	6,610	5,879
General and administrative	1,307	1,160	4,711	4,423
Restructuring charges	—	725	—	725

Total operating expenses	6,662	6,944	25,340	25,105

Income (loss) from operations	634	(705)	2,367	(1,273)
Other Income, net	—	0	15	0
Interest Income, net	33	10	93	48

Income (loss) before provision for income taxes	667	(695)	2,475	(1,225)
Provision (benefit) for income taxes	(28)	(10)	35	98

Net income (loss)	695	(685)	2,440	(1,323)
Preferred stock dividend-in-kind	(236)	(115)	(763)	(316)

Net income (loss) applicable to common shares	$459	$(800)	$1,677	$(1,639)

Net income (loss) per common share — Basic	$0.05	$(0.09)	$0.17	$(0.17)
Net income (loss) per common share — Diluted	$0.04	$(0.09)	$0.15	$(0.17)
Weighted average common shares outstanding — Basic	10,028	9,779	9,932	9,723
Weighted average common shares outstanding — Diluted*	10,967	9,779	10,834	9,723

*	The assumed conversion of preferred shares into common shares is not included because their inclusion would be anti-dilutive.